Exhibit 10.47

EMPLOYMENT AGREEMENT DATED MARCH 31, 2008 BETWEEN

JOHN KERNAGHAN AND PHARMERICA CORPORATION

THIS AGREEMENT by and between PharMerica Corporation, including its subsidiaries and affiliates (collectively “PharMerica” or “the Company”), and John Kernaghan (the “Executive”), is effective as of March 31, 2008, the Executive’s first day of employment with PharMerica (the “Employment Date”);

WHEREAS, PharMerica is engaged in hospital and long-term care institutional pharmacy services, and PharMerica expects in the future to pursue and engage in additional related lines of business; and

WHEREAS, the Executive understands that PharMerica’s business and goodwill depend on the preservation of its confidential information, trade secrets, workforce and customer relationships;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. The Company shall employ the Executive, either directly or through a Subsidiary, and the Executive shall serve the Company or any such Subsidiary, on the terms and conditions set forth in this Agreement, beginning on the Employment Date and ending either when employment ceases as provided below in Section 4, or three (3) years after the Employment Date, whichever date occurs first (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, the Executive shall be employed as the Vice President of Information Services of the Company, subject to such changes in title as may be proposed by the Board or the Chief Executive Officer and consented to by the Executive. The Executive shall report to the Executive designated by the Chief Executive Officer and shall perform such duties for the Company as are related typically to the office of Vice President of Information Services, in the manner reasonably directed by his supervisor, in his supervisor's discretion.

(b) During the Employment Period, but excluding any periods of vacation and absence due to intermittent illness to which the Executive is entitled, and any services on corporate, civic or charitable boards or committees, lectures, speaking engagements or teaching engagements that are approved by the Executive’s direct supervisor and that do not significantly interfere with the performance of the Executive’s responsibilities to the Company or violating the provisions of Sections 8, 9, 10, and 11, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company and the Executive shall use reasonable efforts to carry out all duties and responsibilities assigned to him faithfully and efficiently.

3. Compensation.

(a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary of $225,000, payable in accordance with the regular payroll practices of the Company. The Executive’s base salary shall be reviewed annually by the Chief Executive Officer of the Company, in accordance with the Company’s standard practices for executives generally, and may be increased, but not decreased, as determined by the Chief Executive Officer or the Company's Compensation Committee, or their authorized designees, in their sole discretion.

(b) Annual Bonus and Incentive Plans; Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in any short-term programs established and/or maintained by the Company for its senior level executives generally; (ii) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to at least the same extent as other vice presidents of the Company; (iii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans provided by the Company to at least the same extent as other vice presidents of the Company; (iv) the Executive shall be entitled to an executive level relocation assistance agreement, up to a maximum value of $100,000 (eligible for 35% gross up, as applicable), subject to pro-rated reimbursement should the Executive leave the Company voluntarily prior to 24 months from his Employment Date; and (v) the Executive shall be entitled to, and the Company shall provide the Executive with 20 days of paid time off during each calendar year to use at the Executive’s discretion in accordance with the Company’s paid time off policy. Any bonus for fiscal year 2008 will be pro-rated based on the Executive’s Employment Date. The Executive shall not be eligible for the Company's long-term incentive program.

(c) Expenses. During the Employment Period, the Executive shall be entitled to receive advancement or prompt reimbursement for all reasonable expenses incurred or anticipated to be incurred by the Executive in carrying out the Executive’s duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

(d) Stock Award. The Executive will be granted a one-time stock award in 2008, comprised of 25,000 stock options and 25,000 restricted shares. The stock options will vest at a rate of 25% per year from the grant date, with 100% vested in four (4) years from the grant date; the restricted shares will vest three (3) years from the grant date. The grant date will be the Employment Date. Because the Executive has agreed to a three (3) year Employment Period, which is less than the four (4) year vesting period for this stock award, as long as the Executive remains with the Company for the full three (3) year Employment Period, he will not have forfeited the stock options, and they will nevertheless vest four (4) years from the grant date. If the Executive’s employment ceases before the end of the three (3) years for any of the reasons provided below in Section 4, then the Company’s obligations regarding the stock award as provided below in Section 5 will apply. Equity grants are made in amounts and at such times as designated by the Board of Directors.

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death or long term Disability during the Employment Period. “Disability” means a condition entitling the Executive to benefits under the Company’s Long Term Disability Plan, policy or arrangement.

(b) By the Company. The Company may terminate the Executive’s employment under this Agreement during the Employment Period for Cause or without Cause. “Cause” means

(i) the continued failure by the Executive to substantially perform his duties as contemplated by this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason) over a period of not less than thirty days after a demand for substantial performance is delivered to the Executive by the Board or by the Chief Executive Officer of the Company, which demand identifies the manner in which it is believed that the Executive has not substantially performed his duties;

(ii) the willful misconduct of the Executive materially and demonstrably injurious to the Company (including, without limitation, any breach by the Executive of Sections 8, 9, 10, or 11 of this Agreement); provided that no act or failure to act on the Executive’s part will be considered willful if done, or omitted to be done, by him in good faith and with reasonable belief that his action or omission was in the best interest of the Company;

(iii) the commission by or indictment of the Executive for a misdemeanor, which, as determined in good faith by the Board, constitutes a crime of moral turpitude and gives rise to material harm to the Company or to any subsidiary or affiliate of the Company;

(iv) the commission by or indictment of the Executive for a felony (including, without limitation, any felony constituting a crime of moral turpitude); or

(v) material breach by the Executive of the Executive’s obligations under this Agreement.

(c) By the Executive. The Executive may terminate employment under this Agreement for Good Reason or without Good Reason. “Good Reason” means:

(i) any reduction in the Executive’s Base Salary or incentive bonus opportunity, as provided in Section 3 above; or

(ii) material failure by the Company to comply with any provision of Sections 2 and 3 of this Agreement, other than an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by the Company within 30 days after receipt of written notice thereof from the Executive.

Notwithstanding the foregoing, “Good Reason” for purposes of Section 4(c)(i) shall not include a reduction in Base Salary or incentive bonus opportunity if such reduction is coincident with a reduction applicable to all members of the senior management team. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. Such Notice of Termination for Good Reason must be received by the Company no later than the 60th day after the event, or last in a series of events, that gives rise to Good Reason. The Company shall have 20 days to remedy the conduct set forth in the Notice of Termination for Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the 60th business day following the date when the Notice of Termination for Good Reason is given, unless the conduct set forth in the notice is remedied by the Company within the 20-day period. A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company at least 30 days’ advance written notice of the termination.

(d) Date of Termination. The “Date of Termination” means the date of the Executive’s death, the date of the Executive’s Disability, the date the termination of the Executive’s employment under this Agreement by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective. The Employment Period shall end on the Date of Termination.

5. Obligations of the Company upon Termination.

(a) By the Company Other Than for Cause; or By the Executive for Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment under this Agreement (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason:

(1) the Executive shall be entitled to (i) continued payment for twelve (12) months after the Date of Termination of the Executive’s current base salary (as in effect on the Date of Termination), and (ii) a bonus equal to the average of the annual bonuses earned by the Executive over the three complete years (or if less than three years, the average bonus earned during such shorter period) preceding the Date of Termination (that is, not including the bonus year that includes the Date of Termination) to be paid on the first business day at the conclusion of the twelve month period after the Date of Termination; and

(2) for the twelve (12) month period following the Date of Termination, the Executive will receive waiver of the applicable premium otherwise payable for COBRA continuation coverage for the Executive, his spouse and eligible dependents (to the extent covered on the Date of Termination) for health, prescription, dental and vision benefits; provided, however, that to the extent COBRA continuation coverage eligibility expires (unless such expiration is due to eligibility for other group health insurance or Medicare) before the end of such twelve month period, the Executive will receive payment, on an after-tax basis, of an amount equal to the premium the Company would have otherwise waived for COBRA coverage. The obligations of the Company to provide benefits under this Section 5(a)(2) shall terminate on the date of occurrence of the first to occur of any of the following, if any of the following should occur prior to the end of the twelve (12) month period: (i) the date of commencement of eligibility of the Executive under the group health plan of any other employer or (ii) the date of commencement of eligibility of the Executive for Medicare benefits.

In addition, the Executive shall be entitled to receive executive level outplacement assistance under any outplacement assistance program then being maintained by the Company in accordance with the terms of any such program. The Executive shall also become vested in any outstanding options, restricted stock or other equity incentive awards only to the extent provided for under the terms governing such equity incentive award. The Company shall also pay, or cause to be paid, to the Executive, in a lump sum in cash within 30 days after the Date of Termination (or, in the case of the pro-rated Annual Bonus Amount, at the time such bonus would otherwise be paid), the Executive’s accrued but unpaid cash compensation (the “Accrued Obligations”), which shall include but not be limited to, (W) the Executive’s base salary through the Date of Termination that has not yet been paid (X) an amount representing a 100% target bonus for the Executive’s salary grade for the year of termination, multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Annual Bonus Amount”), (Y) any accrued but unpaid vacation pay, and (Z) similar unpaid items that have accrued and as to which the Executive has become entitled as of the Date of Termination, including declared but unpaid bonuses and unreimbursed employee business expenses; provided, however, that the Company’s obligation to make any payments, or cause any payments to be made, under this paragraph (a) to the extent any such payment shall not have accrued as of the day before the Date of Termination shall also be conditioned upon the Executive’s execution, and non-revocation, of a written release, substantially in the form attached hereto as Exhibit 1, of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment under this Agreement or the termination thereof (other than any entitlements under the terms of this Agreement to indemnification or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued and is due a benefit).

If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Tax Code (the “Code”) and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) and Income Tax Regulations under Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Date of Termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the termination date and the New Payment Date shall be paid to the Executive, without interest, in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay the Accrued Obligations to the Executive or the Executive’s estate or legal representative, as applicable, in a lump sum in cash within 30 days after the Date of Termination. If the Executive's employment is terminated by reason of the Executive's death, the Executive shall also become vested in any outstanding options, restricted stock or other equity incentive awards. If the Executive's employment is terminated by reason of the Executive's death or Disability, the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.

(c) By the Company for Cause; By the Executive Other than for Good Reason. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, or the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Executive, or shall cause the Executive to be paid, the Executive’s base salary through the Date of Termination that has not been paid and the amount of any declared but unpaid bonuses, accrued but unpaid vacation pay, and unreimbursed employee business expenses, and the Company shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of the Company in which the Executive participated and under which the Executive has become entitled to a benefit.

(d) Termination Pursuant to a Change of Control. If there is a Change of Control, as defined in Section 5(d)(i) below, during the Employment Period, the provisions of this Section 5(d) shall apply and shall continue to apply throughout the remainder of Employment Period. If, within one (1) year following a Change of Control, the Executive’s employment is terminated by the Company or the Executive following the occurrence of any of the events listed in Section 5(d)(ii) below or if the Executive’s employment is terminated without cause (in accordance with Section 5(a) above), the Company shall pay to the Executive (or the Executive’s estate, if applicable) the payments described under Section 5(a) and the Executive shall become vested in any outstanding options, restricted stock, or other equity incentive award; provided that the Company’s obligation to make any payment, or to permit any vesting of outstanding options, restricted stock, or other equity incentive award as described above, shall be conditioned upon the Executive’s execution, and non-revocation, of a written release, substantially in the form attached hereto as Exhibit 1.

(i) Change of Control shall mean the occurrence of one or more of the following events:

(A) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; or

(B) persons who, as of the Effective Date, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 5(d), be considered a member of the Incumbent Board; or

(C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than forty percent (40%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities; or

(D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii) The events referred to in Section 5(d) above shall be as follows:

(A) a reduction of the Executive’s salary other than a reduction that (1) is based on the Company’s financial performance or (2) is similar to the reduction made to the salaries provided to all or most other vice presidents of the Company; or

(B) a significant change in the Executive’s responsibilities and/or duties which constitutes, when compared to the Executive’s responsibilities and/or duties before the Change of Control, a demotion; or

(C) a material loss of title or office; or

(D) the relocation of the offices at which the Executive is principally employed as of the Change of Control to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive.

The Executive shall provide the Company with reasonable notice and an opportunity to cure any of the events listed in Section 5(d)(ii) and shall not be entitled to compensation pursuant to this Section 5(d) unless the Company fails to cure within a reasonable period.

(e) Treatment of Payments Subject to Section 280G. It is the understanding of the Executive and of the Company that certain payments by the Company to or for the benefit of the Executive under this Agreement or any other agreement or plan, if any, pursuant to which the Executive is entitled to receive payments or benefits may be subject to the provisions of Section 280G of the Code or any like statutory or regulatory provision relating to parachute payments as such term is defined in section 280G(b)(2) of the Code (a "Parachute Payment"). In general, under Section 280G, a Parachute Payment is a compensatory payment (including the accelerated vesting of compensatory stock options made upon the occurrence of a change in control of the Company) to the extent that the payment exceeds three times the Executive's annual compensation.

(i) Reduction of Minimal Parachute Payment. Notwithstanding any other provision of this Agreement or any such agreement or plan, the amount of the payment pursuant to Section 5(d) hereof or any other payments (a "Change in Control Payment") made to the Executive pursuant to a change in control as defined in Section 280G that is treated as a Parachute Payment is less than 10% of the Change in Control Payment, such Change in Control Payment shall be reduced to an amount such that the Executive will not receive any Parachute Payment. To the extent that such Parachute Payments have been made to or for the benefit of the Executive, the Executive shall refund such Parachute Payment to the Company with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall subject to Section 280G or any like statutory or regulatory provision. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G or any like statutory or regulatory provision, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within forty-five (45) days after the Company has given notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

(ii) Payment of Tax Gross-Up for Substantial Parachute Payments. In the event that (i) the Company makes a Change in Control Payment to the Executive under this Agreement or under any other arrangement that is determined to constitute a Parachute Payment and (ii) the amount of such Parachute Payment is 10% or more of the Change in Control Payment, the provisions of Section 5(e)(i) shall not apply to such Parachute Payment and the Company shall pay to the Executive, prior to the time any excise tax imposed by section 4999 of the Code (“Excise Tax”) is payable with respect to such Payment, an additional amount (the “Gross-Up Payment”) which, after the imposition of all income and excise taxes thereon (and assuming all federal, state and other income taxes are imposed at the highest marginal rate), is equal to the Excise Tax on such Payment.

(iii) Determination of Parachute Payment Status. The determination of whether any Payment constitutes a Parachute Payment and, if so, the amount, if any, to be paid by the Executive to the Company under Section 5(e)(i) hereof or to the Executive by the Company under Section 5(e)(ii) hereof and the time of payment pursuant to this Section 5(e) shall be made by a nationally-recognized independent accounting firm (the “Auditor”) selected and paid for by the Company. Any Gross-Up Payment shall be paid by the Company to the Executive no later than ten calendar days after the receipt of the Auditor’s determination. Any determination by the Auditor shall, subject to the provisions of this Agreement, be binding upon the Company and the Executive.

(iv) As a result of uncertainty in the application of sections 280G and 4999 of the Code, or other circumstances, at the time of the initial determination by the Auditor hereunder, it is possible that the Gross-Up Payment made will have been an amount more than the Company should have paid pursuant to Section 5(e) (the “Overpayment”) or that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to Section 5(e) (the “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, with respect to the Executive's liability under section 4999 of the Code such that an Overpayment has been made, then to the extent permitted by applicable law, the Executive agrees to return to the Company the amount of the Overpayment that the Executive recovers. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction with respect to the Executive's liability under section 4999 of the Code such that an Underpayment arises under this Letter Agreement, then any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(v) The Executive agrees to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in a determination that an Overpayment or an Underpayment had occurred. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim. In the case of a claim that would result in an Underpayment, such notice shall include the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall cooperate with the Company provided that the Company shall bear and pay directly all costs and expenses (including, without limitation, attorneys fees, additional interest and penalties) incurred in connection with such contest.

6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive on or after the Date of Termination under any plan, policy, practice or program of, or any contract or agreement with, the Company shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

7. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

8. Confidential Information. The Executive agrees and acknowledges that by reason of his employment by and service to PharMerica, he will have access to, become exposed to and/or become knowledgeable about confidential information of PharMerica (the “Confidential Information”), including, without limitation, proposals, plans, inventions, practices, systems, programs, processes, methods, techniques, research, records, supplier sources, customer lists and other forms of business information that are not known to PharMerica’s competitors, are not recognized as being encompassed within standard business or management practices and/or are kept secret and confidential by PharMerica. The Executive agrees that at no time during or after employment with PharMerica will the Executive disclose or use the Confidential Information except as may be required in the prudent course of business for the benefit of PharMerica. The Executive also agrees to be subject to PharMerica’s Code of Business Conduct and Ethics as in effect from time to time during the Employment Period.

9. Non-Competition. While employed by PharMerica and for twelve (12) months afterwards, the Executive will not, without PharMerica’s prior written consent, engage directly or indirectly in any Competing Business whether as an employer, officer, director, owner, stockholder, employee, partner, joint venturer or consultant. A Competing Business is any person, company, partnership or entity that competes with PharMerica in the sale, marketing, production, distribution, research or development of Competing Products. Competing Products are any product or service in existence or under development (including any product or service provided internally by a hospital, nursing home, long-term care provider or other institutional pharmacy provider) that competes with any product or service of PharMerica about which Executive obtained Confidential Information or for which Executive had sales, marketing, production, distribution, research or development responsibilities in the last two years of Executive’s employment with PharMerica. Where a Competing Business is part of a larger pharmaceutical or healthcare provider, only that part of the company which actually produces or provides Competing Products shall be considered a Competing Business subject to the restrictions of this paragraph. The Executive acknowledges that to protect PharMerica’s Confidential Information and business relationships, which are valuable regardless of Executive’s location, the geographic reach of this non-competition agreement shall be the United States, a territory which is co-extensive with the PharMerica’s business and the Executive’s responsibilities. Nothing in this Agreement prevents the Executive from owning not more than 5% of the equity of a publicly traded entity. For the avoidance of doubt, and without implication of limitation, Competing Businesses include Omnicare, Inc., Continuing Care Rx, Inc., Woodhaven Health Services, Millennium Pharmacy Systems, Inc., UHS-Pruitt Corp., Senior Care Pharmacy Services, Inc., SeniorMed, a Walgreens Company, and any of their subsidiaries or affiliates.

10. Non-Solicitation of Clients and Customers. The Executive will not, directly or indirectly, during the twelve (12) month period following termination of employment, (i) for any

Competing Business solicit or accept business from any client or customer of PharMerica or any specifically identified prospective client or customer of PharMerica which Executive solicited, with which Executive maintained a business relationship, or about which Executive obtained Confidential Information on behalf of PharMerica, in the twenty-four months preceding the end of employment with PharMerica; (ii) cause a client or customer, or any specifically identified prospective client or customer of PharMerica, to terminate or otherwise diminish its business relationship with PharMerica.

11. Non-Solicitation of Employees. The Executive will not, directly or indirectly, during the twelve (12) month period following termination of employment, induce any person who is an employee, officer, director, or agent of PharMerica, to terminate such relationship.

12. Extended Duration for Violations and During Lawsuit. The Executive agrees that the duration of the non-competition and non-solicitation obligations set forth in this Agreement shall be extended by the period of time in which the Executive is in breach of those obligations. The Executive further agrees that the duration of the non-competition and non-solicitation obligations in this Agreement shall be extended and their expirations tolled upon the filing of any lawsuit challenging the validity or enforceability of the Agreement until the lawsuit is finally resolved and all rights of appeal have expired.

13. Injunctive Relief and Attorneys’ Fees. The Executive acknowledges and agrees that a breach of the restrictions in Sections 8-11 of this Agreement will not be adequately compensated by monetary damages. The Executive agrees that actual damage may be difficult to ascertain and that, in the event of any such breach, PharMerica shall be entitled to injunctive relief in addition to such other legal or equitable remedies as may be available to PharMerica. If the Executive is found to have breached this Agreement or PharMerica is successful in obtaining a court order prohibiting the Executive from violating this Agreement, PharMerica will be entitled to collect from the Executive damages, including reasonable attorneys’ fees incurred by PharMerica in seeking to enforce this Agreement.

14. Reasonable Restrictions. The Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of PharMerica, and that PharMerica would not have entered into this Agreement in the absence of such restrictions.

15. Scope of Restrictions. In the event that the provisions of this Agreement should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law. PharMerica expressly reserves the right to limit the scope of these covenants unilaterally to ensure enforcement. Asserting any claims against PharMerica will not relieve Executive of obligations under this Agreement or constitute a defense to its enforcement.

16. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Lexington, Kentucky in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 16 shall be specifically enforceable. Notwithstanding the foregoing, this Section 16 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 16.

17. Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

18. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kentucky without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) If a claim or action at law or in equity is commenced to enforce or interpret the terms of this Agreement and such claim or action is determined by the presiding fact-finder to have been frivolous or pursued in bad faith, the prevailing party shall be entitled to recover, in addition to any other relief, all attorney’s fees incurred by such prevailing party.

(c) All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to the address on file with the Company.

If to the Company:

Director, Human Resources

PharMerica Corporation

1901 Campus Place

Louisville, KY 40299

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (c) of Section 18. Notices and communications shall be effective when actually received by the addressee.

(d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

(f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 5 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g) Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A of the Code. If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A will be achieved.

(h) This Agreement constitutes the entire agreement between the parties with respect to the subject matter of the Agreement and supersedes all prior agreements between the parties with respect to any related subject matter.

(i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

19. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 3, 5, 6, 8, 9, 10, 11, 16 and 18.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Committee, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

PHARMERICA CORPORATION

By:
Name:
Title:

EXECUTIVE

John Kernaghan

EXHIBIT 1

SEPARATION OF EMPLOYMENT AGREEMENT

AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this      day of             ,         , by and between PharMerica Corporation (the “Company”) and                                               (the “Executive”).

WHEREAS, Executive formerly was employed as                     ;

WHEREAS, Executive and Company entered into an Employment Agreement, dated                  ,         , (the “Employment Agreement”) which provides for certain severance benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective                  ,          (the “Date of Resignation”); and

WHEREAS, in connection with the Executive’s resignation, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. (a) Executive, for and in consideration of the commitments of the Company as set forth in Paragraph 5 of this Agreement, to which Executive acknowledges he is not otherwise entitled, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Releasee” and collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Kentucky Civil Rights Act, and any claim for wages, bonuses, stock options, restricted stock or awards, or any other compensation, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of Paragraph 10 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; (ii) Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

(c) Nothing in the Agreement will be deemed to release the Company from (i) claims solely to enforce this Agreement, (ii) claims for indemnification under the Company’s By-Laws, or (iii) claims for payment or reimbursement pursuant to any employee benefit plan, policy or arrangement of the Company.

2. In consideration of the Company’s agreements as set forth in Paragraph 5 herein, Executive reaffirms and agrees to be bound by the terms of Sections 9-11 of his Employment Agreement.

3. Executive agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ Executive in the future. Executive hereby resigns as an officer and director of all direct and indirect subsidiaries of the Company, as applicable.

4. Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. The Company agrees that none of its officers, directors, employees, agents or representatives will disparage or subvert the Executive, or make any statement reflecting negatively on the Executive, including, but not limited to, any matters relating to the Executive’s performance or the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

5. In consideration for the Executive's agreement as set forth herein, the Company shall provide the following:

(a) The severance benefits described in Section 5 of the Employment Agreement; and

(b) for the twelve (12) month period following the Date of Resignation, Executive will receive waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive, his spouse and eligible dependents (to the extent covered on the Date of Resignation) for health, prescription, dental and vision benefits; provided, however, that to the extent COBRA continuation coverage eligibility expires (unless such expiration is due to eligibility for other group health insurance or Medicare) before the end of such twelve month period. Executive will receive payment, on an after-tax basis, of an amount equal to the premium the Company would have otherwise waived for COBRA coverage. The obligations of the Company to provide benefits under this Section 5(b) shall terminate on the date of occurrence of the first to occur of any of the following, if any of the following should occur prior to the end of the twelve (12) month period: (i) the date of commencement of eligibility of Executive under the group health plan of any other employer or (ii) the date of commencement of eligibility of Executive for Medicare benefits.

(c) The Company will maintain, for no less than 6 (six) years following the Date of Resignation, directors’ and officers’ liability insurance covering the Executive’s potential liability in connection with his employment by the Company in amounts and on terms that are commensurate with the coverage provided to its active officers and directors of the Company.

6. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations and acknowledgements in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company, Executive would only have been entitled to the payments provided in the Company’s standard severance pay plan for employees.

7. Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter Executive has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s employment agreement or offer letter with the Company, or the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the terms and conditions set forth in Sections 8-11 of the Executive's Employment Agreement shall remain in full force and effect.

8. Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

9. Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

10. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s General Counsel or Human Resources Director; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

11. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

12. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

13. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

14. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Kentucky.

15. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, to which Executive acknowledges he is not otherwise entitled, and which Executive acknowledges is adequate and satisfactory to Executive;

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and

(f) Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven day revocation period. Notice of Revocation, if any, will be provided by hand delivery to the General Counsel, PharMerica Corporation, 1901 Campus Place, Louisville, Kentucky. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this      day of             ,         .

Witness:
[Executive]

PHARMERICA CORPORATION

By:	Witness:
Name:
Title: